Exhibit 3(iii)

                            CERTIFICATE PURSUANT TO
                     NEVADA REVISED STATUTES SECTION 78.207
                              OF SPORTS-TECH, INC.

    The undersigned officers, as designated below after their signatures, of Sports-Tech, Inc., a Nevada corporation (the "Corporation"), in compliance with the provisions of Section 78.207 of the Nevada Revised Statutes, and being authorized and directed so to do, do hereby certify that:

(1) Pursuant to Section 78.207 of the Nevada Revised Statutes, the Board of Directors of the Corporation has adopted a resolution whereby it has approved the reduction of the current number of authorized shares of common stock and, concomitantly, the reduction of the current number of issued and outstanding shares of common stock (the "Change").

(2) The current number of authorized shares of common stock of the corporation is 25,000,000 shares with a par value of $.01 per share. The current number of authorized shares of preferred stock of the Corporation is 50,000 shares with a par value of $.01 per share.

(3) The authorized number of shares of common stock of the Corporation after the Change will be 6,250,000 shares with a par value of $.01 per share. The authorized number of shares of preferred stock of the Corporation will not be affected by the Change.

(4) One share of common stock of the Corporation will be issued after the Change in exchange for each four shares of common stock of the Corporation currently issued.

(5) Each shareholder who would have received a fractional share will receive such additional fraction of a share as is necessary to increase the fractional share which the shareholder would have received to one full share of common stock of the Corporation.

(6) The Change will be effective at 4:00 p.m. P.D.T., on August 22, 1995.

Dated this 21st day of August, 1995.

                                           /s/  Martin S. McDermut
                                                   Vice President

                                           /s/  Anne Corrigan
                                                   Asst. Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)


SPORTS-TECH, INC.

We the undersigned Martin S. McDermut, Vice President and E. William Savage, Sec'y of Sports-Tech, Inc. do hereby certify:

        That the Board of Directors of said corporation at a meeting duly convened, held on the 7th day of July, 1995, adopted a resolution to amend the original articles as follows:

        Article I is hereby amended to read as follows:

        The name of the corporation is ALL-COMM MEDIA CORPORATION.

        The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 12,065,170; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                       /s/  Martin S. McDermut
                                              Martin S. McDermut, Vice President

                                       /s/  E. William Savage
                                               E. William Savage, Secretary


State of California
County of Los Angeles         } ss.

On August 22, 1995 personally appeared before me, a Notary Public, Martin S. McDermut and E. William Savage, who acknowledged that they executed the above instrument.

                                       /s/  Melanie A. Colbert
                                             Signature of Notary